NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  July 3, 2006

CONTACT:  Darwin L. Stump - (304) 842-3597   http://www.petd.com

Petroleum Development Announces Record First Quarter Results;

Energy Prices and Production Drive 11% Net Income Increase

Bridgeport, West Virginia. Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it recorded record first quarter earnings of $11.8 million, or $0.73 per share (diluted) for the quarter ended March 31, 2006.  This was an 11% increase from earnings of $10.6 million in the first quarter of 2005 ($0.64 per share). Driving the improved performance were strong energy prices and oil and natural gas production increases.

	Three Months Ended March 31,
	2006	2005 (1)
Revenues	$79,108,600	$69,692,900
Income before income taxes	$18,593,500	$16,887,800
Net income	$11,797,600	$10,639,900
Basic and diluted earnings per share	$ .73	$ .64
Weighted average common and common equivalent shares outstanding	16,139,058	16,642,888

(1) As restated in the Company's 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 31, 2006.

Steven R. Williams, CEO of Petroleum Development Corporation, said, "Continued strong energy prices and our increasing oil and natural gas production have allowed the Company to report excellent results for the first quarter of 2006."

Drilling Activity

The Company drilled a total of 54 wells during the first quarter of 2006, as outlined below:

During the first quarter of 2006, the Company and its drilling fund partnerships drilled a total of 47 wells with one developmental dry hole.  The Company drilled 37 successful wells and one dry hole in Wattenberg Field in the Denver-Julesburg Basin and eight successful wells in the Piceance Basin in western Colorado.  An exploratory dry hole was drilled in the Red Desert Basin in Wyoming.

The Company drilled several development wells outside of the drilling fund partnerships.  The Company participated in a well on its northeast Colorado property which was drilled by a joint venture partner.  The Company drilled two Piceance Basin wells and one well in Michigan for its own account.  The Company drilled one exploratory well on its North Dakota Bakken acreage as well as participated in two exploratory wells on its North Dakota Nesson acreage.

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

Three Months Ended March 31, 2006 and 2005

(Unaudited)

	2006	2005
		(Restated)(1)
Revenues:
Oil and gas well drilling operations (2)	$ 5,278,100	$ 25,366,300
Gas sales from marketing activities	41,941,500	17,522,000
Oil and gas sales	29,208,300	18,663,700
Well operations and pipeline income	2,289,900	1,927,100
Other income	390,800	6,213,800
Total revenues	79,108,600	69,692,900

Costs and expenses:
Cost of oil and gas well drilling operations (2)	4,215,600	20,644,100
Cost of gas marketing activities	41,775,400	17,901,600
Oil and gas production and well operations cost	7,104,500	3,978,100
Exploratory dry hole costs	1,078,300	-
General and administrative expenses	3,980,200	1,617,500
Depreciation, depletion, and amortization	6,616,300	4,856,900
Total costs and expenses	64,770,300	48,998,200

Income from operations	14,338,300	20,694,700
Interest expense	179,900	147,800
Oil and gas price risk management (gain) loss, net	(4,435,100)	3,659,100
Income before income taxes	18,593,500	16,887,800

Income taxes	6,795,900	6,247,900

Net income	$ 11,797,600	$ 10,639,900

Basic earnings per common share	$ 0.73	$ 0.64

Diluted earnings per common share	$ 0.73	$ 0.64

(1)       As restated in the Company's 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 31, 2006.

(2)       See discussion below titled "Drilling Revenues and Costs of Oil and Gas Drilling Operations."

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Drilling Revenues and Costs of Oil and Gas Drilling Operations

The Company changed the type of drilling arrangement it has with its sponsored partnerships.  The Company switched, effective with the last partnership of 2005, which started drilling in first quarter 2006, from a footage-based contract to a cost-plus contract.  The elimination of risk of loss with the new cost-plus contracts does not allow the Company to record revenue for the total contract price of the arrangement but only the gross profit from the contract.  The new cost-plus contract impacted first quarter 2006 by reducing drilling revenues and drilling costs by $17.5 million.

The new cost-plus contract impacted first quarter 2006 by reducing drilling revenues and drilling costs, along with total revenues and total costs and expenses, by $17.5 million, as outlined in the table below (in millions):

Three months ended March 31,
	2006			2005
	Drilling Service Revenue/Costs	Direct Reimbursed Cost	Revenue/costs including reimburse-ment from Partnerships	Drilling Service Revenue
Oil and gas well drilling	$ 5.3	$ 17.5	$ 22.8	$ 25.4
Total revenues	$ 79.1	$ 17.5	$ 96.6	$ 69.7

Cost of oil and gas well drilling	$ 4.2	$ 17.5	$ 21.7	$ 20.6
Total costs and expenses	$ 64.8	$ 17.5	$ 82.3	$ 49.0

Income from operations	$ 14.3	$ -	$ 14.3	$ 20.7

Oil and Gas Production

Oil and gas sales from the Company's producing properties for the three months ended March 31, 2006, were $29.2 million compared to $18.7 million for the three months ended March 31, 2005, an increase of $10.5 million, or 56.1 percent.  The increase was due to higher volumes sold at significantly higher average sales prices for oil and natural gas. The following table shows the production by area of operations as well as the average sales price, excluding derivative gains or losses:

	Three Months Ended March 31, 2006			Three Months Ended March 31, 2005
		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)*	(Bbl)	(Mcf)	(Mcfe)*
Appalachian Basin	489	408,425	411,359	1,099	451,052	457,646
Michigan Basin	1,089	356,292	362,826	982	412,548	418,440
Rocky Mountains	126,135	2,147,963	2,904,773	98,815	1,832,635	2,425,525
Total	127,713	2,912,680	3,678,958	100,896	2,696,235	3,301,611

Average Sales Price	$63.55	$7.24	$7.94	$44.19	$5.27	$5.65

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Exploratory Dry Hole Costs

In first quarter 2006, the Company identified one exploratory dry hole in the Red Desert Basin in Wyoming and recognized the related dry hole costs of $829,700 in the same period.  The Company previously identified and reported six exploratory dry holes in 2005.  Additional costs for these dry holes were incurred in first quarter 2006 in the amount of $248,600.

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Current Hedging of Commodity Transactions

The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the three months ended March 31, 2006, the Company averaged natural gas volumes sold of 970,900 Mcf per month and oil sales of 42,600 barrels per month.  The positions in effect as of June 28, 2006, on the Company's share of production by area are shown in the following table.

		Floors		Ceilings
		Monthly		Monthly
		Quantity	Contract	Quantity	Contract
Month Set	Contract Term	Mmbtu	Price	Mmbtu	Price
Colorado Interstate Gas (CIG) Based Derivatives (Piceance Basin)
Mar-05	Apr 2006 - Oct 2006	42,000	$4.50	21,000	$ 7.25
Jul-05	Apr 2006 - Oct 2006	27,500	5.50	13,750	7.63
Jul-05	Nov 2006 - Mar 2007	27,500	6.00	13,750	8.40
Feb-06	Nov 2006 - Mar 2007	60,000	6.50	-	-
Feb-06	Apr 2007 - Oct 2007	44,000	5.50	-	-
NYMEX Based Derivatives - (Appalachian and Michigan Basins)
Mar-05	Apr 2006 - Oct 2006	78,000	$5.50	39,000	$ 7.40
Jul-05	Apr 2006 - Oct 2006	61,000	6.25	30,000	8.98
Jul-05	Nov 2006 - Mar 2007	68,000	7.00	34,000	9.27
Feb-06	Nov 2006 - Mar 2007	34,000	8.00	-	-
Feb-06	Nov 2006 - Mar 2007	34,000	8.50	34,000	13.73
Feb-06	Apr 2007 - Oct 2007	34,000	7.00	-	-
Feb-06	Apr 2007 - Oct 2007	34,000	7.50	34,000	10.83
Panhandle Based Derivatives (NECO)
Mar-05	Apr 2006 - Oct 2006	150,000	$5.00	75,000	$ 8.62
Jul-05	Nov 2006 - Mar 2007	150,000	6.50	75,000	8.56
Feb-06	Apr 2007 - Oct 2007	60,000	6.00	-	-
Feb-06	Apr 2007 - Oct 2007	60,000	6.50	60,000	9.80

Non-GAAP Financial Measure (unaudited)

The United States Securities and Exchange Commission has disclosure requirements for public companies concerning references to Non-GAAP financial measures. (GAAP refers to U.S. generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by the Company in this earnings release. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization and unrealized (gains) or losses on derivative transactions. Company management believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the Company's capital expenditures and to service its debt. Management also believes Adjusted Cash Flow is a useful measure for estimating the value of the Company's operations.

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	Three months Ended March 31,
	2006	2005
Net income	$11,797,600	$10,639,900
Deferred income tax expense	1,022,200	1,524,400
Depreciation, depletion and amortization	6,616,300	4,856,900
Unrealized (gain) loss on derivative transactions	(2,411,100)	4,147,500
Adjusted cash flow	$ 17,025,000	$21,168,700

Form 10-Q and Quarterly Conference Call

You can access our Quarterly Report on Form 10-Q at the Company's website (www.petd.com), or contact the Company for a paper copy. The Company invites you to join Steve Williams, Chief Executive Officer, and Darwin Stump, Chief Financial Officer, for a conference call on July 6, 2006, for a discussion of the results and plans for the second half of 2006.

Petroleum Development Corporation First Quarter Earnings Conference Call

When:    Thursday, July 6, 2006, at 11:00 a.m. Eastern Daylight Time

2769:

www.petd.com

How:       Log on to the web address above or call (877) 407-8033

Replay Number: (877) 660-6853 (Account #286 and Conference ID # (207526)

                (Replay will be available approximately one hour after the conclusion of the call)

Contact: Steve Williams, Petroleum Development Corporation, (800) 624-3821 or E-mail: petd@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597